Exhibit 5.1

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

August 6, 2013

Barrick Gold Corporation,

Brookfield Place, TD Canada Trust Tower,

Suite 3700, 161 Bay Street,

P.O. Box 212,

Toronto, Ontario M5J 2S1.

Barrick North America Finance LLC,

136 East South Temple, Suite 1800,

Salt Lake City, UT 84111-1134.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of (i) $650,000,000 principal amount of 2.500% Notes due 2018 (the “New 2018 Notes”) and $1,500,000,000 principal amount of 4.100% Notes due 2023 (the “New 2023 Notes”) of Barrick Gold Corporation, an Ontario corporation (the “Corporation”), to be issued in exchange for the Corporation’s outstanding 2.500% Notes due 2018 and 4.100% Notes due 2023, respectively, pursuant to the Indenture, dated June 1, 2011 (the “Indenture”), among the Corporation, Barrick North America Finance LLC (“BNAF” and, together with the Corporation, the “Issuers”), Citibank N.A. (the “Indenture Agent”), as indenture agent, and Wilmington Trust Company (“Trustee”), as trustee, (ii) $850,000,000 principal amount of 5.750% Notes due 2043 (the “New 2043 Notes”, and together with the New 2018 Notes, and New 2023 Notes, the “New Notes”) of BNAF, a Delaware limited liability company, to be issued in exchange for BNAF’s outstanding 5.750% Notes dues 2043 (the “Initial 2043 Notes”) pursuant to the Indenture and (iii) the guarantees of the New 2043 Notes by the Corporation (the “New Guarantees”) to be issued in exchange for the guarantees of the outstanding Initial 2043 Notes by the Corporation pursuant to the Indenture, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

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Upon the basis of such examination, we advise you that, in our opinion, when the combined registration statement on Forms F-10 and S-4 (the “Registration Statement”) has become effective under the Act, when the terms of the exchange of the New Notes and New Guarantees and their issuance and exchange have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation or BNAF and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuers, when the New Notes and the New Guarantees have been duly executed and delivered by the Issuers, as applicable, and have been authenticated by the Indenture Agent in conformity with the Indenture, and when the New Notes and New Guarantees have been duly issued and exchanged as contemplated in the Registration Statement, the New 2018 Notes, the New 2023 Notes and the New Guarantees will constitute valid and legally binding obligations of the Corporation, to the extent governed by the laws of New York, and the New 2043 Notes will constitute valid and legally binding obligations of BNAF, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the Delaware Limited Liability Company Act, and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion we have, with your approval, assumed that the Corporation is a corporation validly existing under the laws of Ontario and that the New 2018 Notes, the New 2023 Notes and the New Guarantees have been duly authorized by the Corporation under the laws of Ontario and the Federal laws of Canada applicable therein; and that the Indenture has been duly authorized, executed and delivered by the Corporation insofar as the laws of Ontario and the Federal laws of Canada applicable therein are concerned.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Indenture Agent and by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Notes

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and Guarantees” in the prospectus that forms part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromnell LLP